Exhibit 23.1


                         Independent Auditors' Consent


The Board of Directors
AMERIGROUP Corporation

We consent to incorporation by reference in the registration statement (No. 333-37410) on post effective amendment No. 1 to Form S-1 on Form S-8 of our report dated March 1, 2001, relating to the consolidated balance sheets of AMERIGROUP Corporation and subsidiaries as of December 31, 1999 and 2000, and the related consolidated state ments of operations, stockholders' equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 2000, and the related financial statement schedule, Schedule II - Schedule of Valuation and Qualifying Accounts, which reports appear in AMERIGROUP Corporation's registration statement (No. 333-37410) on Form S-1.




/s/ KPMG LLP
Norfolk, Virginia
December 7, 2001